Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made as of the 4th day of November, 2014, between Body Central Corp. (the "Company"), and Ben Rosenfeld (the "Executive").

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on November 5, 2014 (the "Commencement Date") on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Employment.
(a)Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Commencement Date and continuing for a five-year period (the "Initial Term"), unless sooner terminated in accordance with the provisions of Paragraph 3; with such employment to automatically continue following the Initial Term for successive additional one-year periods in accordance with the terms of this Agreement (each a "Renewal Term") unless either party notifies the other party in writing of its intention not to renew this Agreement at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term (collectively referred to as the "Term"). The temporal Terms of this Agreement serve only to identify the terms and conditions of Executive’s employment, and are not intended to guarantee Executive any specific period of employment, or establish anything but an at-will employment relationship. The Restrictive Covenants and other obligations in Paragraphs 4 through 8 shall survive the expiration or termination of this Agreement, including those relating to pay upon termination of employment.
(b)Position and Duties. During the Term, the Executive shall serve as President and Chief Executive Officer (“CEO”) of the Company reporting directly to the Board of Directors of the Company (the "Board"). Executive shall have responsibilities and duties consistent with the position of CEO and such additional duties as may from time to time be prescribed by the Board, or its designees, provided that such duties are consistent with the level of the Executive's position or other positions that the Executive may hold from time to time. In addition, subject to Paragraph 3(h) below, (i) as of the Commencement Date, the Executive shall remain a member of the Board and (ii) during the Term, the Company shall nominate the Executive for election as a member of the Board at any annual meeting of the stockholders at which the Executive’s Board seat is subject to stockholder vote. The Executive shall devote the Executive's full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on up to one other board of directors with the written approval of the Board, or engage in religious, charitable or other community or personal investment activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive's performance of the Executive's duties, responsibilities and obligations to the Company under this Agreement or otherwise.

2.Compensation and Related Matters.
(a)    Base Salary. The Executive's initial base salary shall be based on an annual rate of four hundred and fifty thousand dollars ($450,000) subject to all legally required payroll deductions. The Executive's base salary rate shall be evaluated from time-to-time, and at least annually, by the Compensation committee of the Board (the “Compensation Committee”), and in conjunction with the Executive’s Annual Performance Evaluation by the Compensation Committee to determine if adjustments are to be made based on the Executive’s job performance, the performance of the Company, or any other business considerations. The annual base salary rate in effect at any given time is referred to herein as "Base Salary." The Base Salary shall be payable in a manner that is consistent with the Company's usual payroll practices for senior executives.
(b)    One Time Incentive Bonus. Provided Executive completes, 90 days of continuous employment from his Commencement Date, Executive will be paid a one time sign-on bonus (the “Sign-On Bonus”) in the amount of $50,000.00, less applicable withholdings and deductions The Sign-On Bonus shall be payable in a lump sum on the first payroll date following 90 days from the Commencement Date. If Executive is terminated without Cause (as defined hereafter), or the Executive terminates the Executive’s employment for Good Reason (as defined hereafter) before Executive completes 90 days of continuous employment, then Executive will still be entitled to the Sign on Bonus. In no event will the Sign-On Bonus be paid any later than March 15, 2015.
(c)    COBRA Reimbursement. Provided Executive has elected continuation of his family health care benefits under COBRA for his current health care plan, and that he provides documentation of his payment of the COBRA premiums pursuant to the Company’s expense reimbursement written policies, the Company will reimburse Executive for that portion of his COBRA premiums that is equal to the Company’s contribution towards an equivalent level of coverage under the Company’s health care plan (or a total of $1207.96 covering 2 months) until Executive and his family become eligible to participate in the Company’s plan in January, 2015.
(d)    Annual Performance Based Bonus. During the Term, the Executive shall be eligible to receive annual performance bonuses as determined by the Compensation Committee in its sole discretion ("Discretionary Performance Bonuses"). Discretionary Performance Bonuses (if any) shall be payable at the same time bonuses are payable to the Company's senior executives generally in accordance with the Company's policies in effect. The Executive's Discretionary Performance Bonus will be determined in the sole discretion of the Compensation Committee and is not guaranteed to be any specific amount, but its target will be 80% of Executive’s Base Salary and shall be based on the performance of the Company and the Executive based upon the goals set by the Compensation Committee after consultation with the Executive. In no case shall Executive’s Discretionary Bonus pertaining to a given fiscal year exceed 160% of Executive’s Base Salary. All Discretionary Performance Bonuses will be subject to the terms and conditions of the “Body Central

Corporation’s Annual Incentive Plan” and any amendments thereto, including but not limited to the eligibility criteria for receipt.
(e)    Restricted Stock Eligibility. On the Commencement Date, the Executive shall be eligible for a restricted stock award of up to 208,290 shares of Company’s stock on a post reverse stock split basis as follows:
(i)A grant of 52,072 restricted stock shares based on the market close on the Commencement Date which will vest in the following annual installments: (a) 33% on November 5, 2015; (b) 33% on November 5, 2016 and (c) 34% on November 5, 2017, provided Executive will only vest in these amounts if Executive is employed with the Company on each respective vesting date;
(ii)A grant of 52,072 restricted stock shares based on the market close on the Commencement Date that will vest upon the successful completion of four (4) consecutive quarters of “Positive Cash Flow,” provided Executive remains employed with the Company through the date Company first determines successful completion of the fourth quarter’s cash flow;
(iii)A grant of 52,072 restricted stock shares based on the market close on the Commencement Date that will vest when Body Central achieves “Free Cash Flow” equivalent to $20,000,000 of EBITDA during any fiscal year, provided Executive remains employed with the Company through the date Company first determines it has achieved such cash flow;
(iv)A grant of 52,074 restricted stock shares based on the market close on the Commencement Date that will vest when Body Central achieves Free Cash Flow equivalent to $40,000,000 of EBITDA during any fiscal year, provided Executive remains employed with the Company through the date Company first determines it has achieved such cash flow;
The restricted stock awards identified above are subject to the terms, conditions and definitions set forth in the Body Central Corp. Amended and Restated 2006 Equity Incentive Plan as amended by the Board of Directors (the “Option Plan”), and the Executive’s individual award agreement.
(f)    Benefit Plans. The Company acknowledges that Executive will be subject to, and eligible in accordance with, those benefit plans applicable to senior executives, including, without limitation, those related to equity, 401(k) salary reduction, and health and welfare.
(g)    Paid Time Off and Holidays. Upon completion of 90 days of continuous service, Executive will be automatically enrolled in the Company’s Paid-Time Off (“PTO”) Plan. Once enrolled, Executive will begin to accrue PTO at a rate equal to 31 days per accrual year. Executive’s accrual, use, and payment of PTO will be in accordance with the Company’s written policies. Notwithstanding the foregoing, it is understood and agreed that the Company will provide Executive with a one time award of 25 days of PTO on the first day of his employment. This award of PTO days can be used immediately to cover upcoming holidays, unplanned absences and/or pre-planned vacations. Vacations may be taken at the Executive's discretion at such times as are not inconsistent with the reasonable business needs of the Company and do not interfere with the performance of the Executive's duties to the Company.
(h)    Professional Fees and Expenses. The Company shall reimburse Executive for all reasonable professional fees and business expenses directly related to the Executive’s position and scope of responsibility subject to the limitations and requirements for reimbursement in the Company’s written policies. In addition, upon receipt of appropriate receipts and supporting documents, the Company will promptly reimburse Executive for all reasonable attorneys’ fees related to the negotiation and finalization of this Agreement.
(i)     Relocation/Commuting Reimbursement. Beginning on November 5, 2014 and up to a maximum of 6 months, the Company will reimburse the Executive for reasonable travel and lodging expenses related to the Executive’s travel between New Jersey and the Corporate office in Jacksonville, Florida. Thereafter, the Executive will be responsible for all expenses related to his commute to and from the Corporate office. In addition, provided the Executive relocates his personal residence during his employment to the Jacksonville Florida area no later than November 5, 2016, the Company will reimburse the Executive for reasonable and customary relocation expenses, including temporary housing expenses, up to a maximum of $50,000 total. The Executive’s reimbursement of these expenses is subject to the limitations and requirements of the Company’s written policies, including the provision of invoices and proof of payment substantiating such expenses. All reimbursements not considered tax-exempt will be grossed-up to account for all applicable taxes. The Executive acknowledges that all reimbursements under this provision constitute an advance of funds which the Company is not otherwise obligated to provide to the Executive for services rendered.
(j)    Merchandise Discount. The Executive is eligible to receive a 40% merchandise discount off the retail price for items purchased in the Company’s stores for the Executive, or by the Executive as a gift for a friend or relative. All merchandise discount sales are subject to the terms and conditions of the Company’s written policies.
3.Termination. The Executive's employment may be terminated without any breach of this Agreement under the following circumstances:
(a)    Death. The Executive's employment shall terminate upon the Executive's death.
(b)    Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s position with or without reasonable accommodation for a total period of 180 days in any 12-month period (which need not be consecutive), or for 90 consecutive days. If any question arises as to whether the Executive is disabled so as to be unable to perform the essential functions of the Executive’s position with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company medical documentation and a Fitness for Duty or other appropriate form authorized by the Company, and completed by either the Executive’s treating physician if approved by the Company, or a physician selected by the Company to whom the Executive or the

Executive’s guardian has no reasonable objection, which provides sufficient information for the Company to determine whether the Executive is disabled under this Paragraph 3(b), and how long such disability is expected to continue. The Executive, or guardian, shall cooperate with any reasonable request of the Company or physician in connection with the provision of such information. If the Company has good faith reason to question the appropriateness or accuracy of an initial completed Fitness for Duty form under this provision, then the Company, at its own expense, may request a second opinion from a physician with an equivalent or superior medical discipline (i.e. cardiology or orthopedics). If after a reasonable period of time the Executive fails to submit the required and completed Fitness for Duty form(s) requested by the Company, then the Company may terminate the Executive for cause under paragraph 3(c) of this Agreement. Nothing in this provision shall be construed to waive the Executive’s rights, if any, under the law including, without limitation, the Family and Medical Leave Act, and the American’s with Disabilities Act.
(c)     Termination by Company for Cause. The Company may terminate the Executive's employment at any time for Cause. For purposes of this Agreement, "Cause" shall mean:
(i)    conduct by or at the direction of the Executive constituting a material act of misconduct in connection with the performance of the Executive's duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;
(ii)    commission by the Executive of any felony or misdemeanor that relates to the Executive’s performance of his duties, including but not limited to crimes involving moral turpitude, deceit, dishonesty, fraud or substance abuse. The Board of Directors will have the sole discretion to decide whether it has reason to believe the Executive has engaged in such activity based on a reasonable investigation and reliable evidence, such as but not limited to, written witness statements, information in an arrest record corroborated by additional information, the Executive’s admission, indictment, conviction, plea of nolo contendre, or a jury verdict;
(iii)    any conduct by or at the direction of the Executive constituting a breach of the Executive's duty of loyalty or fiduciary duty owing to the Company or any of its subsidiaries or affiliates;
(iv)    any conduct by or at the direction of the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were retained in the Executive's position;
(v)    continued non-performance by the Executive of the Executive's material duties or responsibilities hereunder (other than by reason of the Executive's physical or mental illness, incapacity or disability);
(vi)    a material breach by the Executive of this Agreement or of any other agreement between the Executive (on the one hand) and the Company or any of its subsidiaries or affiliates (on the other hand);

(vii)    a material violation by the Executive, as determined in good faith by the Board of Directors, of the Company's written employment policies concerning sexual harassment, discrimination, retaliation , “Body Central’s Code of Business Conduct and Ethics” policy, or the Company’s drug use and drug testing policies, or other written policies which have been, or are implemented by the Company under which an employee is subject to immediate termination for conduct described therein;
(viii)    the Executive's failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities or the inducement of others to fail to cooperate, within 5 days after being instructed by the Company in writing to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation, or the inducement of others to destroy or fail to preserve documents or other materials in connection with such investigation;
(ix)    the Executive’s failure to cooperate with the provision of medical information requested pursuant to paragraph 3(b) of this Agreement; or
(x)    termination by the Executive of the Executive's employment without Good Reason on fewer than thirty (30) days' advance written notice;
provided, however, that as to subparagraphs (iii) through (vii) and (ix) above, if the basis for Cause is curable, the Company must provide written notice to Executive of the applicable Cause and provide Executive 30 days in which to cure such alleged Cause, and Cause shall only be established if Executive then fails to cure. If, however, the Cause is or becomes incurable, then the Company has no obligation to provide Executive with a 30 day cure notice or period, and may proceed immediately to termination for Cause.
(d)    Termination by the Company Without Cause. The Company may terminate the Executive's employment at any time without Cause. Any termination by the Company of the Executive's employment under this Agreement that does not constitute a termination by the Company for Cause under Paragraph 3(c) and does not result from the death or disability of the Executive under Paragraph 3(a) or (b) or from an Accelerated Resignation (as defined below in Paragraph 3(g)) shall be deemed a termination without Cause.
(e)    Termination by the Executive. The Executive may terminate the Executive's employment at any time for any reason, including but not limited to Good Reason, subject to applicable notice periods and requirements. For purposes of this Agreement, "Good Reason" shall mean that the Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events:
(i)    a material dimunition in the Executive's responsibilities, authority or duties;

(ii)    a material diminution in the Executive's Base Salary except for across-the-board salary reductions based on the Company's financial performance similarly affecting all or substantially all senior management employees of the Company;.
(iii)    a material change in the geographic location at which the Executive provides services to the Company; or
(iv)    the material breach of this Agreement by the Company.
Collectively “Good Reason Condition.” "Good Reason Process" shall mean that (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 30 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company's efforts, for a period not less than 30 days following such notice (the "Cure Period"), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) the Executive gives Notice of Termination of the Executive's employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(f)    Notice of Termination. Except for termination as specified in Paragraph 3(a), any termination of the Executive's employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(g)    Date of Termination. "Date of Termination" shall mean: (i) if the Executive's employment is terminated on account of the Executive's death under Paragraph 3(a), the date of the Executive's death; (ii) if the Executive's employment is terminated on account of the Executive's disability under Paragraph 3(b) or by the Company for Cause under Paragraph 3(c), the date on which Notice of Termination is given; (iii) if the Executive's employment is terminated by the Company under Paragraph 3(d), 30 days after the date on which a Notice of Termination is given; (iv) if the Executive's employment is terminated by the Executive under Paragraph 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive's employment is terminated by the Executive under Paragraph 3(e) with Good Reason, 30 days after the date on which a Notice of Termination is given after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred. Notwithstanding the foregoing, (i) in the event that the Executive gives a Notice of Termination to the Company for reasons other than “Good Reason,” the Company may unilaterally accelerate the Date of Termination to any earlier effective date (an "Accelerated Resignation") and such Accelerated Resignation shall not result in or be treated as a termination by the Company for purposes of this Agreement; and (ii) in the event that the Company terminates the Executive's employment without Cause under Paragraph 3(d), or the Executive terminates for ‘Good Reason” under paragraph 3(e) the Company may unilaterally accelerate the Date of Termination to any earlier effective date provided that the Company continues to pay the Executive the Base Salary for the 30-day period immediately following the date on which a Notice of Termination is given to the Executive (“Accelerated Notice Pay”). The Accelerated Notice Pay shall be in addition to any rights Executive may have to payment of the Sign-On Bonus or the Severance Amount (as defined below).
(h)    On the Date of Termination, the Executive shall resign from all positions with the Company and its subsidiaries. In addition, if the Executive is then serving as a member of the Board of Directors of a subsidiary, the Executive shall tender his resignation from such directorship(s) on the Date of Termination.
4.Compensation Upon Termination.
(a)    Termination Generally. If the Executive's employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive's authorized representative or estate) (i) any Base Salary earned through the Date of Termination payable in the same manner described in Paragraph 2(a); (ii) unpaid expense reimbursements (subject to, and in accordance with, Paragraph 2 of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plan.
(b)    Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive's employment is terminated by the Company without Cause as provided in Paragraph 3(d), or the Executive terminates the Executive's employment for Good Reason as provided in Paragraph 3(e), then subject to the Executive signing a general release of claims in favor of the Company and related persons and entities in a form and manner reasonably satisfactory to the Company (the "Release", which will be provided to the Executive within seven days after any notification of termination) and the expiration of the seven-day revocation period for the Release, the Company shall pay the Executive an amount equal to 12 months of the Executive's final Base Salary (the "Severance Amount"). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company's payroll practices and schedule over 12 months (each such installment payment individually referred to as a “Severance Installment Payment.”), beginning on the first payroll date that occurs after the 35th day after the Date of Termination. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), each Severance Installment Payment is considered a separate payment.
(c)    Termination of Severance Installment Payments/Offsets. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Paragraphs 6-7 of this Agreement, all Severance Installment Payments shall immediately cease and the Company will have satisfied its obligations under Paragraph 4(b). In addition, if the Executive obtains alternative employment at a senior executive level within the 12 month period in which the Severance Installment Payments are to be paid, the Executive will be obligated to immediately notify the Company’s Board Chair of the salary paid Executive in connection with such alternative employment (“Offset Income”). The Company shall have the right to reduce the Severance Amount it would otherwise have to pay Executive by the Offset Income, subject to the conditions, limitations and restrictions set forth in this Paragraph 4(c). During the first 13 weeks that the Company is paying the Severance Amount, the Company shall not be permitted to reduce the Severance Amount by any Offset Income (the “No Offset Period”). For the avoidance of doubt, if the Executive's employment is terminated by the Company without Cause as provided in Paragraph 3(d), or the Executive terminates the Executive's employment for Good Reason as provided in Paragraph 3(e), at a minimum, the Severance Amount payable to Executive shall be an amount equal to Executive's final Base Salary for a period of 13 weeks. After the conclusion of the No Offset Period, the Company may begin reducing the Severance Installment Payment by the Offset Income payable to Executive for the same period of time. For example, if the Company issues a Severance Installment Payment for the pay period of January 1 through January 15, the Company may reduce the Severance Installment Payment by the amount of Offset Income received by Executive during that same period.
(d)    Expiration/Non-Renewal of the Agreement by the Company. For the

avoidance of doubt, a non-renewal of this Agreement by the Company (in accordance with Paragraph 1(a) above) will constitute a termination of employment by the Company without Cause such that the severance provisions of Paragraph 4(b) will apply.
5.Section 409A.
(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive's separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any portion of the Severance Amount that the Executive becomes entitled to under this Agreement on account of the Executive's separation from service does not fall under the Short-Term Deferral or Separation Pay exceptions to 409A, and thus would be non-qualified deferred compensation subject to Section 409A and required to be delayed under Section 409A(a)(2)(B)(i) of the Code, the payment of such non-qualified deferred compensation shall not be made until the date that is the earlier of (A) six months and one day after the Executive's separation from service, or (B) the Executive's death. Any delayed payment that was otherwise payable on an installment basis, will be paid in a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)    To the extent that any payment or benefit described in this Agreement constitutes "non-qualified deferred compensation" under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive's termination of employment, then such payments or benefits shall be payable only upon the Executive's "separation from service." The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
6.Work Made for Hire. The Executive and the Company agree that the Executive may make inventions or create other Intellectual Property (as further defined below) in the course of the Executive's duties and agree that in this respect the Executive has a special responsibility to further the interests of the Company.
(a)    For purposes of this Agreement, the term "Intellectual Property" shall include, without limitation: all patents, registered designs, trade marks and service marks (whether registered or not and including any applications for the foregoing), copyrights, design rights, database rights and all other intellectual property and similar proprietary rights subsisting in any part of the world (whether or not capable of registration) and including (without limitation) all such rights in materials, works, prototypes, inventions, discoveries, techniques, computer programs, source codes, data, technical, commercial or confidential information, trading, business or brand names, goodwill or the style of presentation of the goods or services or any improvement of any of the foregoing and the right to apply for registration or protection of any of them and in existing applications for the protection of any of the above.
(b)    Any invention, improvement, design, process, information, copyright work, computer program, trade mark, trade name or get-up, work or other output made, created or discovered by the Executive during the employment, whether capable of being patented or registered or not and whether or not made or discovered in the course of the Executive's employment, in conjunction with or in any way affecting or relating to the business of the Company, or capable of being used or adapted for use in or in connection with such business, together with all Intellectual Property subsisting therein, (the "Intellectual Property Rights") shall be disclosed immediately to the Company and shall, to the fullest extent permitted by applicable law, be deemed "work made for hire" and belong to and be the absolute property of the Company, and the Executive hereby assigns to the Company with full title guarantee and by way of present assignment of future rights, all such copyright, database rights, design rights, and any other Intellectual Property capable of assignment by way of present assignment of future rights, which may fall within the definition of the Intellectual Property Rights absolutely for the full term of those rights.
(c)    If and whenever required so to do by the Company the Executive shall at the expense of the Company:
(i)    Apply or join with the Company in applying for patent or other protection or registration in the United States and/or in any other part of the world for any Intellectual Property Rights; and
(ii)    Execute all instruments and do all things necessary for vesting all Intellectual Property Rights (including such patent or other protection or registration when so obtained) and all right, title and interest to and in them absolutely, with full title guarantee and as sole beneficial owner, in the Company or in such other person as the Company may specify.
(d)    The Executive irrevocably and unconditionally waives all rights under any applicable law respecting copyright, in connection with the Executive's authorship of any existing or future copyright work in the course of the employment, in whatever part of the world such rights may be enforceable.
(e)    The Executive irrevocably appoints the Company to be the Executive's attorney in the Executive's name and on the Executive's behalf to execute any such instrument or do any such thing and generally to use the Executive's name for the purpose of giving to the Company the full benefits of this clause. A certificate in writing in favor of any third party signed by any director or by the Secretary of the Company that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case.
7.Restrictive Covenants.
(a)    Confidential and Proprietary Information. The Company has spent extensive time and effort identifying and developing trade secrets, customer relationships, client relationships, supplier relationships, goodwill and economic advantage, other business initiatives and other confidential information (as further defined below, the "Proprietary Information"). The Executive acknowledges and understands that the Executive will have access to such Proprietary Information in the course of performing his duties, or at least as a byproduct of the Executive's employment with the Company. The Executive agrees that, at all times during the Executive's employment with the Company, and at any time thereafter and without regard to when or for what reasons such employment terminates, the Executive shall not disclose any such Proprietary Information to any person outside the Company or utilize such Proprietary Information to compete against the Company unless such disclosure is (1) necessary for the Executive to perform the Executive's duties as an employee of (and only while employed by) the Company, (2) in response to a valid subpoena or order by a court or other governmental body, or (3) otherwise required by law or regulation. In the event that the Executive receives a subpoena or similar demand to disclose Proprietary Information, the Executive shall promptly notify the Company so that the Company shall have the ability to seek an appropriate protective order prior to the Executive making any disclosure in response to such subpoena or demand. For purposes of this Agreement, "Proprietary Information" shall include, without limitation:
(v)     The identity, terms and preferences, of any current or prospective customers, clients, suppliers or vendors;
(vi)    Information relating to the business, products, affairs and finances of the Company, for the time being confidential to it;
(vii)    Technical data and know-how relating to the business of the Company;
(viii)    Any non-public information relating to the Company's technology, marketing and business plans or strategies;
(ix)    Any management accounting or other similar financial

information that would typically be included in the financial statements of the Company, including, without limitation, the amount of the assets, liabilities, net worth, revenues or net income, in accordance with all laws and regulations to the Company as to when such information can and must remain confidential, and provided that such information will no longer be considered Proprietary Information at any time the Company is legally obligated to publicly disclose the information;
(x)    Names and addresses of any of the Company's customers, clients, suppliers, vendors and employees, and details of any independent contractor or agency arrangements;
(xi)    Non-public information relating to legal and professional dealings, real property, tangible property, finances, business, and investment activities, and other personal affairs of the Company;
(xii)    Any and all books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings and other documents and materials (whether made or created by the Executive or otherwise) relating to the business of the Company or any of its principals; and
(xiii)    Any other non-public information gained in the course of the Executive's employment with the Company that could reasonably be expected to prove harmful to the Company if disclosed to third parties, including without limitation, any information that is required by law or regulation to remain confidential, or any information that could be reasonably expected to aid a competitor or potential competitor of the Company. For purposes of this Agreement, "Proprietary Information" shall not include information that (I) was otherwise in the Executive's possession prior to the Company’s disclosure of Proprietary Information to Executive as evidenced by reasonable proof; (2) is disclosed to the Executive by a third party who is lawfully in possession of such information and who is not in violation of any contractual, legal or fiduciary obligation to the Company with respect to such information; or (3) is or becomes part of the public domain other than through the breach of this Agreement.
(b)    Property. The Executive agrees that the Executive will not make or retain any originals, copies or reproductions of or excerpts from any of the Proprietary Information for the Executive’s use or the use of others, except for the Executive's use for the benefit of the Company in the course of and in connection with the Executive's employment with the Company. On request by the Company or on termination of the Executive's employment with the Company, the Executive will immediately deliver to the Company all tangible property that embodies or contains any Proprietary Information, including books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings and other documents and materials relating to the business of the Company, whether prepared or developed by or with the assistance of the Executive or otherwise coming into the Executive's possession, custody or control and shall certify that all such property has been handed over on request by the Company; provided however, that the Executive may retain (and make copies of) the Executive's personal non-business-related correspondence files and documents relating to the Executive's personal compensation, benefits, and obligations.
(c)    Nondisclosure to the Company. The Executive represents and warrants that the Executive has not disclosed and will not disclose to the Company any trade secrets or other confidential or proprietary information that may not lawfully be so disclosed by the Executive, by virtue of the ownership of the same by another person or entity or otherwise.
(d)    Confidential Information of Third Parties. The Executive acknowledges and understands that, in dealing with third parties with which the Company has business relations or potential business relations, the Company may receive confidential and proprietary information and materials from such third parties subject to the Company's agreement to maintain the confidentiality thereof and to require the Company's employees and consultants to do so. The Executive agrees to treat all such information and materials as Proprietary Information subject to this Agreement.
(e)    Non-Disparagement.
(i)    By The Executive. The Executive agrees that the Executive will not, whether during or after the Executive's employment with the Company, make any statement, orally or in writing, regardless of whether such statement is truthful, nor take any action, that (i) in any way could disparage the Company or any principals, officers, executives, directors, partners, managers, members, employees, representatives, agents, or investors of the Company, or which foreseeably could harm the reputation or goodwill of any of those persons or entities, or (ii) in any way, directly or indirectly, could knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone else. Nothing in this provision prevents, or is intended to prevent the Executive from making good faith reports or complaints of violations of the law to an appropriate government agency or through other legal process.
(ii)    By The Company’s Executives, Officers and Board of Directors. The Company agrees that when Executive’s Separation is announced to its Executives, Officers and Board of Directors, the Board Chair of the Company will issue a written directive to its Executives, Officers, and Board Members directing them not to make any statements, orally or in writing, regardless of whether such statement is truthful, nor take any action, that (i) in any way could disparage the Executive, or which foreseeably could harm the reputation of Executive or (ii) in any way, directly or indirectly, could knowingly cause or encourage or condone the making of such statements or the taking of such actions by anyone else. Once the written directive is issued, the Company will have fully satisfied its obligations under this provision.
(f)    Nonsolicitation of Suppliers and Customers. The Executive agrees that during the Executive's employment with the Company, and for a period of twelve (12) months following the termination of the Executive's employment with the Company for whatever reason, the Executive shall not, without the prior written consent of the Board, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to a Competing Business, any individual person, firm, corporation or other entity that was an actual or prospective supplier or large volume customer of the Company. This provision only applies to the extent such solicitation, diversion or appropriation has the effect of materially diminishing or ending the business relationship between the supplier or customer and the Company. For purposes of this Paragraph 7(f), consent on the part of the Board means the written, signed consent of the Board Chair. For purposes of this provision, “solicit” means to suggest, ask, request, or otherwise encourage, whether or not the Executive initiates the communication, or even if the communication is initiated by a supplier or customer of the Company. If the Executive is approached or contacted in any way, directly or indirectly, by an individual or entity who the Executive may not solicit under this paragraph 7(f), the Executive must, without violating any provision of this Agreement, advise such person or entity that the Executive cannot and will not discuss a business relationship or doing business with the person, and he may also not refer the individual to another person or entity who has no such restrictions. The Executive further represents that the Executive's fulfillment of the obligations set forth in this paragraph 7(f) shall not cause the Executive any substantial economic hardship or render the Executive unemployable within the industry either during or after the nonsolicitation period.
(g)    Nonsolicitation of Employees. The Executive agrees that while the Executive is employed as an employee of the Company and for a period of twelve (12) months after the termination of the Executive's employment with the Company for whatever reason, the Executive shall not hire, solicit, recruit, induce, entice or procure, directly or indirectly, on the Executive's own account or on behalf of any third party, any officer, executive, director, partner, principal, member, employee, representative, agent, of the Company or any person who was an officer, executive, director, partner, principal, member, employee, representative, or agent of the Company at any time during the final year of the Executive's employment with the Company, to invest with, or work for the Executive or any person or entity with which the Executive is or intends to be affiliated or encourage any such person to terminate his or her employment or other relationship with the Company, without the express written consent of the Company. This provision also applies to consultants and independent contractors to the extent such solicitation has the effect of materially diminishing or ending the business relationship between the independent contractor or consultant, and the Company. For purposes of this Paragraph 7(g), consent on the part of the Company means the written, signed consent of the Board Chair of the Company. For purposes of this provision, “solicit” means to suggest, ask, request, or otherwise encourage, whether or not the Executive initiates the communication, or even if the communication is initiated by an third party, any officer, executive, director, partner, principal, member, employee, representative, agent, consultant or other independent contractor of the Company. If the Executive is approached or contacted in any way, directly or indirectly, by an individual who the Executive may not solicit under this paragraph 7(g), the Executive must, without violating any provision of this Agreement, advise such person that the Executive cannot and will not discuss a business relationship or doing business with the person, and he may also not refer the individual to another person or entity who has no such restrictions.
(h)    Conflicts of Interest Noncompetition. The Executive agrees that while the Executive is employed as an employee of the Company and for a period of twelve (12) months after the termination of the Executive's employment with the Company for whatever reason, the Executive shall not, directly or indirectly, own an interest in, join, carry on or be engaged in, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, member, manager, shareholder or principal with, any corporation, partnership, limited liability company, proprietorship, association, business or other entity or person engaged in any Competing Business without the express written consent of the Company. As used throughout this entire Agreement, "Competing Business" means, anywhere in the United States, any business which is similarly positioned in the marketplace and has a principal line of business engaged in, or which derives a substantial portion of its revenue from, the retail sale of young women's clothing, accessories or footwear, through stores, catalogues or the Internet. The following companies are considered to be, and examples of, a “Competing Business:” Charlotte Russe, Wet Seal, Forever 21, Papaya, Love Culture, Rue21, and Windsor Fashions, Agaci, Deb Shops, Rainbow and any other company similarly positioned in the marketplace. For purposes of this paragraph 7(h), consent on the part of the Company means the written, signed consent of the Board Chair of the Company. The Executive further represents that the Executive's fulfillment of the obligations set forth in this paragraph shall not cause the Executive any substantial economic hardship or render the Executive unemployable within the industry either during or after the noncompetition period.
(i)    Enforcement of Restrictive Covenants.
(A)    Injunctive Relief and Damages. Without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in this Paragraph 7, it is expressly agreed by the Executive and the Company that other remedies cannot fully compensate the Company for any violation by the Executive of the covenants contained in this Paragraph 7 and that the Company shall be entitled to injunctive relief, without the necessity of proving actual monetary loss, to prevent any such violation or any continuing violation thereof. The failure of the Company to seek immediate injunction, enforce this Agreement or to assert a violation of any provision of this Agreement in a particular situation will not be regarded as a waiver of the Company’s rights under this Agreement, or a waiver of rights if there are any subsequent breaches by the Executive of the same or another provision. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other rights or remedies at law or in equity available for such breach or threatened breach of the provisions of these Restrictive Covenants, including the recovery of damages, and all such rights and remedies shall be cumulative. The Company and the Executive further agree that all Severance or other payments still payable under this Agreement shall immediately cease and shall no longer be an obligation of the Company in the event of any violation of these Restrictive Covenants which is not cured (if such breach can be cured) within (10) days of written notice by the Company to the Executive of such violation or of a willful and material violation of the Restrictive Covenants. The Company and the Executive further agree that such forfeiture shall not be deemed to be liquidated damages for breach of such Restrictive Covenants.
(B)    Obligations Survive. No change in the Executive’s duties or compensation shall affect his obligations under these Restrictive Covenants, and the Executive understands that termination of the Executive’s employment with the Company, for any reason, will not in any way affect his obligations under these Restrictive Covenants, and they remain in effect after the Executive’s termination for any reason. If the Executive breaches the non-competition or non-solicitation Restrictive Covenants, the restricted period applicable to the breached covenant will be extended by the period of time between the Executive’s separation of employment with the Company and the date a court of competent jurisdiction enters into a temporary or permanent injunction restraining further breach of the covenant.
(C)     Blue Penciling Permitted. If a court of competent jurisdiction determines that any of the restrictions in this Agreement are overly broad or unenforceable as written, then the Executive shall agree to modification of the affected restrictions to permit enforcement to the maximum extent allowed by law.
(D)    Assignment. Any successor or assignee of the Company is authorized to enforce the Restrictive Covenants as if the name of such successor or assignee replaced the Company throughout this Agreement. Since this Agreement is specific to the Executive, the Executive may not assign any rights under this Agreement to another entity or person. This Agreement will inure to the benefit of the successors and assigns of the Company.
(E)    Attorneys’ Fees and Costs. In the event of litigation regarding these Restrictive Covenants, the prevailing party shall be entitled to recover from the non-prevailing party all costs incurred, including reasonable attorney’s fees in enforcing the provisions of this Agreement as provided in Fla. Stat. §542.335(1)(k).
8.Litigation and Regulatory Cooperation. During and after the Executive's employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out of pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this paragraph.
9.Third Party Agreements. The Executive represents to the Company that the Executive has an employment agreement with another retail organization which includes restrictive covenants and that Executive has provided the relevant sections of the restrictive covenants to the Company (the “Third Party Restrictive Covenants”). The Company represents that it has received and reviewed the Third Party Restrictive Covenants provided to it by the Executive. The Executive further represents that he has made reasonable efforts to verify that his employment with the Company and the performance of the Executive's duties for the Company does not violate the Third Party Restrictive Covenants or any other obligations the Executive may have to any previous employer or other party. In the Executive's work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employer or other party (except as the Executive is authorized by such previous employer or other party).
10.Arbitration of Disputes. Except as provided in the last sentence of this Paragraph 10, to the fullest extent permitted by law, the Company and the Executive agree to waive their rights to seek remedies in court, including any right to a jury trial. The Company and the Executive agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Agreement or the Executive's employment with the Company, will be resolved in accordance with a two-step dispute resolution procedure involving: (1) Step One: non-binding mediation, and (2) Step Two: binding arbitration under the Federal Arbitration Act, 9 U. S.C. section 1 et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be conducted in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") pursuant to its then current Employment Arbitration Rules (a copy of which is available through AAA's website, www.adr.org) and Mediation Procedures (the "AAA Employment Rules") (a copy of which is available through AAA's website, www.adr.org). Notwithstanding anything to the contrary in the AAA Employment Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one (1) mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in Jacksonville, Florida or any other location mutually agreed to by the Parties hereto. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Employment Rules. If required by law, the Company will be responsible for the AAA charges, including the costs of the mediator and arbitrator, otherwise the parties will share such charges equally. The Company and the Employee agree that the arbitrator shall apply the substantive law of Florida to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the AAA Employment Rules or as otherwise permitted by law as determined by the arbitrator. The arbitrator's award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and the Employee understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction in Jacksonville, Florida at the time the award is rendered or as otherwise provided by law. Nothing in this Agreement will bar a party from seeking an immediate temporary injunction with a court of competent jurisdiction in order to preserve the status quo while undergoing the process of mandatory mediation and arbitration.
11.Venue; Consent to Jurisdiction. To the extent that any court action is permitted consistent with paragraph 10 of this Agreement, the parties hereby agree that the exclusive forum and venue for such court action shall be the State and Federal courts located in the State of Florida. The parties hereby consent to the jurisdiction of the State Courts of the State of Florida and the United States District Court for the Middle District of Florida. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
12.Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and net of any authorized deductions.
13.Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive's death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive's beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).
14.Assignment Successors and Assigns. Neither the Company nor the Executive
may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. For purposes of this paragraph, consent on the part of the Company means the written, signed consent of the Board Chair of the Company.

Notwithstanding the foregoing, the Company may assign its rights, together with its obligations under this Agreement without any such further consent of the Executive to any successor in interest to the Company including in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, limited liability company, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, limited liability company, partnership, organization or other entity, in which event all references to the "Company" shall be deemed to mean the assignee or a designated affiliate of the assignee. The Executive hereby consents to such assignment as set forth in the immediately preceding sentence and further acknowledges and agrees that no further consent by the Executive is necessary to make such assignment. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
15.Entire Agreement. This Agreement constitutes the entire agreement between the
Executive and the Company, and supersedes any prior written or oral agreements between the parties, concerning the subject matter hereof. There are no representations, agreements, arrangements, or understandings, oral or written, between the parties to this Agreement relating to the subject matter contained in this Agreement, that are not fully expressed or specifically referenced herein. This Agreement may not be modified or changed without the written, signed and duly authorized consent of each party hereto. For purposes of this paragraph, consent on the part of the Company means the written, signed and duly authorized consent of the Board Chair of the Company.
16.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court or arbitrator of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. In the event that any portion or provision of this Agreement is determined by a court or arbitrator of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable.
17.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive's employment with the Company to the extent necessary to effectuate the terms contained herein.
18.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
19.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Company or, in the case of the Company, at the Company's main offices, to the attention of the Board Chair of the Company. Notices hereunder shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.
20.Governing Law. This is a Florida contract and shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of the State of Florida. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.
21.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written,
BODY CENTRAL CORP.

By: /s/ Fred Lamster                                     Its: Chairman of the Board
Date: November 5, 2014
BEN ROSENFELD

/s/ Ben Rosenfeld

Date: November 4, 2014